Exhibit 99.1

Woodward Reports Third Quarter Fiscal Year 2014 Results

FORT COLLINS, CO--(Marketwired - July 21, 2014) - Woodward, Inc. (NASDAQ: WWD) today reported financial results for its third quarter of fiscal year 2014 ending June 30, 2014. (All per share amounts are presented on a fully diluted basis.)

Third Quarter Fiscal 2014 Highlights

•	Net sales for the third quarter of 2014 increased 8 percent to $524.3 million, compared to $483.8 million in the third quarter of last year.
•	Earnings per share were $0.69 for the third quarter of 2014, compared to $0.34 in the third quarter of last year.
•	Total EBIT1 for the third quarter was $68.4 million, compared to $42.2 million in the third quarter of the prior year.
•	Free cash flow1 for the first nine months of 2014 was $79.4 million, an increase of $24.9 million from $54.5 million in the first nine months of the prior year.

"Results for the quarter were strong, with many of our markets showing improvement," said Thomas A. Gendron, Chairman and Chief Executive Officer. "Our increase in sales and profitability mainly reflects the stabilization of the global economy, a strong commercial aerospace market, recovery in the renewable power market, and ongoing productivity initiatives."

Company Results

Net sales for the fiscal 2014 third quarter were $524.3 million, compared to $483.8 million for the 2013 third quarter, largely the result of increased sales in our Energy segment.

EBIT improved significantly to $68.4 million for the third quarter of 2014, compared to $42.2 million for the third quarter of 2013. The increase in EBIT primarily reflected the impact of increased sales volume and cost control initiatives, partially offset by a significant increase in our company-wide variable compensation expense, which had an unfavorable impact on all reporting segments. Also, the prior year third quarter included $15.7 million of specific charges related to the renewable power business.

Net earnings for the 2014 third quarter were $46.0 million or $0.69 per share compared to $23.7 million, or $0.34 per share in the 2013 third quarter.

Segment Results
Aerospace

Aerospace net sales for the third quarter of fiscal 2014 were $274.9 million, a slight increase from $272.2 million for the third quarter a year ago. Segment earnings for the third quarter of 2014 were $39.4 million, compared to $38.9 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 14.3 percent this quarter, consistent with the same quarter of the prior year.

The sales increase was primarily due to strong commercial OEM and aftermarket sales, partially offset by lower defense sales. Continuing quarterly variability in defense sales was a result of the timing of contracts and upgrade programs. Segment earnings were favorably impacted by lower research and development costs and cost control initiatives.

Energy

Energy net sales for the third quarter of 2014 were $249.4 million, an increase of 18 percent from $211.5 million for last year's third quarter. Segment earnings for the third quarter of 2014 were $40.2 million, compared to $12.4 million for last year's third quarter. Segment earnings as a percent of segment net sales were 16.1 percent this quarter, compared to 5.9 percent in the same quarter of the prior year. Without the specific charges referred to above, segment earnings as a percent of net sales for the prior year quarter would have been 13.3 percent.

Segment sales were favorably impacted by improved wind turbine converter sales and increases in most of our other energy markets. The increase in segment earnings was primarily the result of the specific charges related to the renewable power business in the prior year as well as the positive impacts of increased sales and related leverage, and continued productivity initiatives.

Nonsegment

Nonsegment expenses totaled $11.2 million for the third quarter of 2014, compared to $9.2 million for the same quarter last year. Nonsegment expenses were 2.1 percent of consolidated net sales for the third quarter of 2014, up from 1.9 percent of consolidated net sales for the same quarter of the prior year.

Year-to-Date Results

Net sales for the first nine months of fiscal 2014 were $1.44 billion, an increase of 4 percent from $1.38 billion from the same nine-month period last year. Organic sales2 were $1.40 billion for the first nine months of 2014. Net earnings for the first nine months of fiscal 2014 were $114.2 million, compared to $93.5 million in the same period last year. Earnings per share for the first nine months of 2014 were $1.68 per share, compared to $1.34 per share in the same period last year.

Year-to-date EBIT was $170.2 million, compared to $144.4 million in the same period of the prior year.

Cash Flow and Financial Position

Net cash generated from operating activities was $183.9 million for the first nine months of fiscal 2014, compared to $133.0 million for the first nine months of 2013, primarily the result of improved earnings and working capital management. Free cash flow was $79.4 million for the first nine months of 2014, compared to $54.5 million for the first nine months of 2013. Payments for property, plant, and equipment for the first nine months of 2014 were $104.5 million, compared with $78.5 million for the first nine months of 2013.

Total debt was $665.0 million at June 30, 2014, compared to $550.0 million at September 30, 2013. The ratio of debt to debt-plus-equity was 37.0 percent at June 30, 2014, compared to 32.5 percent at September 30, 2013.

The effective tax rate for the third quarter of 2014 was 26.4 percent, compared to 33.3 percent for the third quarter of 2013. The lower tax rate from prior quarter was primarily due to the favorable impact of foreign tax matters in the third quarter of 2014. The effective tax rate for the full fiscal year 2014 is now expected to be approximately 27 percent.

Outlook

"We are on track to meet our recently increased guidance for fiscal 2014," said Mr. Gendron. "Our market strength and share gains are translating into increased sales and orders, and in combination with our cost reduction and productivity initiatives, have resulted in improved operating margins. Accordingly, for fiscal 2014, we continue to expect sales to be in the upper end of the range of $1.95 to $2.05 billion and earnings per share to be between $2.35 and $2.45 per share."

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward's operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward's operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward's various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management's calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Organic sales: Defined as net sales excluding first quarter fiscal year 2014 sales of the Duarte business, which was acquired on December 28, 2012. Due to the timing of the acquisition, Duarte business results were not included in the first quarter of fiscal year 2013.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, July 21, 2014 to provide an overview of the financial performance for the third quarter, business highlights, and outlook for fiscal 2014. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website,www.woodward.com.

You may also listen to the call by dialing 1-866-793-1340 (domestic) or 1-703-639-1311 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1640590. An audio replay will be available by telephone from 7:30 p.m. EDT on July 21, 2014 until 11:59 p.m. EDT on August 4, 2014. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1640590.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and energy markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website atwww.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Cautionary Statement

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding future sales, earnings, liquidity, relative profitability, and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, our significant customers; the continued global economic uncertainty and instability in the financial markets; Woodward's ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward's long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward's ability to implement and realize the intended effects of restructuring and alignment efforts; Woodward's ability to successfully manage competitive factors, including prices, promotional incentives, industry consolidation, and commodity and other input cost increases; Woodward's ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward's subcontractors and suppliers to meet their obligations; Woodward's ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward's ability to integrate acquisitions and manage costs related thereto; Woodward's debt obligations, debt service requirements and ability to operate its business, pursue its business strategies and incur additional debt in light of restrictive covenants in its outstanding debt agreements; risks related to U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; reductions in defense sales due to a decrease in the amount of U.S. Federal defense spending; changes in government spending patterns and/or priorities; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future subsidiary results; environmental liabilities; Woodward's continued access to a stable workforce and favorable labor relations; physical and other risks related to Woodward's operations and suppliers, including natural disasters, which could disrupt production; Woodward's ability to successfully manage regulatory, tax and legal matters; risks from operating internationally including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward's retirement pension and other postretirement benefit obligations and related expenses; information systems interruptions or intrusions; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2013 and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands except per share amounts)	2014	2013	2014	2013

Net sales	$524,284	$483,759	$1,435,793	$1,377,611
Costs and expenses:
Cost of goods sold	372,571	349,482	1,028,065	987,155
Selling, general, and administrative expenses	40,468	46,747	113,079	120,371
Research and development costs	34,990	35,487	100,219	99,505
Amortization of intangible assets	8,357	9,769	25,498	27,249
Interest expense	5,972	6,723	18,219	20,196
Interest income	(73)	(68)	(189)	(205)
Other (income) expense, net	(469)	122	(1,266)	(1,030)
Total costs and expenses	461,816	448,262	1,283,625	1,253,241
Earnings before income taxes	62,468	35,497	152,168	124,370
Income taxes	16,467	11,834	37,986	30,893
Net earnings	$46,001	$23,663	$114,182	$93,477

Earnings per share amounts:
Basic earnings per share	$0.70	$0.35	$1.71	$1.36
Diluted earnings per share	$0.69	$0.34	$1.68	$1.34
Weighted average common shares outstanding:
Basic	65,845	68,323	66,736	68,506
Diluted	67,147	69,430	68,030	69,698
Cash dividends per share paid to Woodward common stockholders	$0.08	$0.08	$0.24	$0.24

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
(Unaudited - in thousands)	2014	2013	*

Assets
Current assets:
Cash and cash equivalents	$95,842	$48,556
Accounts receivable	322,463	381,065
Inventories	469,036	431,744
Income taxes receivable	6,641	14,071
Deferred income tax assets	44,246	43,027
Other current assets	47,971	38,650
Total current assets	986,199	957,113
Property, plant, and equipment - net	436,474	350,048
Goodwill	562,691	561,458
Intangible assets - net	263,490	288,775
Deferred income tax assets	17,210	13,926
Other assets	57,009	47,198
Total assets	$2,323,073	$2,218,518

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$-	$100,000
Accounts payable	179,420	145,541
Income taxes payable	14,107	7,848
Deferred income tax liabilities	800	800
Accrued liabilities	130,252	161,741
Total current liabilities	324,579	415,930
Long-term debt, less current portion	665,000	450,000
Deferred income tax liabilities	102,909	104,533
Other liabilities	96,588	105,510
Total liabilities	1,189,076	1,075,973
Stockholders' equity	1,133,997	1,142,545
Total liabilities and stockholders' equity	$2,323,073	$2,218,518

*In connection with the Duarte business acquisiton, retrospectively adjusted for purchase accounting adjustments

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine-Months Ended
	June 30,
(Unaudited - in thousands)	2014	2013
Net cash provided by operating activities	$183,890	$133,017

Cash flows from investing activities:
Payments for property, plant, and equipment	(104,530)	(78,515)
Business acquisitions, net of cash acquired	-	(198,860)
Proceeds from sale of other assets	258	354
Net cash used in investing activities	(104,272)	(277,021)

Cash flows from financing activities:
Cash dividends paid	(16,021)	(16,421)
Proceeds from sales of treasury stock	8,380	7,439
Payments for repurchases of common stock	(141,488)	(45,754)
Excess tax benefits from stock compensation	2,638	4,755
Proceeds from the issuance of long-term debt	250,000	200,000
Payments of long-term debt	(300,000)	(41,875)
Borrowings on revolving lines of credit and short-term borrowings	356,071	97,072
Payments on revolving lines of credit and short-term borrowings	(191,069)	(62,329)
Payment of debt financing costs	(1,297)	-
Net cash provided by (used in) financing activities	(32,786)	142,887
Effect of exchange rate changes on cash and cash equivalents	454	260
Net change in cash and cash equivalents	47,286	(857)
Cash and cash equivalents at beginning of period	48,556	61,829
Cash and cash equivalents at end of period	$95,842	$60,972

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2014	2013	2014	2013
Net sales:
Aerospace	$274,923	$272,218	$765,816	$754,100
Energy	249,361	211,541	669,977	623,511
Total consolidated net sales	$524,284	$483,759	$1,435,793	$1,377,611
Segment earnings**:
Aerospace	$39,357	$38,949	$102,195	$111,740
As a percent of segment sales	14.3%	14.3%	13.3%	14.8%
Energy	40,203	12,430	99,162	60,573
As a percent of segment sales	16.1%	5.9%	14.8%	9.7%
Total segment earnings	79,560	51,379	201,357	172,313
Nonsegment expenses	(11,193)	(9,227)	(31,159)	(27,952)
EBIT	68,367	42,152	170,198	144,361
Interest expense, net	(5,899)	(6,655)	(18,030)	(19,991)
Consolidated earnings before income taxes	$62,468	$35,497	$152,168	$124,370

Payments for property, plant and equipment	$35,970	$31,331	$104,530	$78,515
Depreciation expense	10,489	8,559	32,183	28,971

**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA

	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2014	2013	2014	2013
Net earnings	$46,001	$23,663	$114,182	$93,477
Income taxes	16,467	11,834	37,986	30,893
Interest expense	5,972	6,723	18,219	20,196
Interest income	(73)	(68)	(189)	(205)
EBIT	68,367	42,152	170,198	144,361
Amortization of intangible assets	8,357	9,769	25,498	27,249
Depreciation expense	10,489	8,559	32,183	28,971
EBITDA	$87,213	$60,480	$227,879	$200,581

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2014	2013	2014	2013

Net cash provided by operating activities	$59,246	$40,030	$183,890	$133,017
Payments for property, plant, and equipment	(35,970)	(31,331)	(104,530)	(78,515)
Free cash flow	$23,276	$8,699	$79,360	$54,502

CONTACT INFORMATION

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058